Exhibit 10.1

EXPANDED ACCESS PROGRAM (EAP) MASTER SERVICES AGREEMENT

This EAP MASTER SERVICES AGREEMENT (together with any Statements of Work (as defined in Section 1), the “Agreement”) is effective this 30th day of May 2020 (“Effective Date”) by and between Mateon Therapeutics INC., a Delaware corporation with its principal office at 29397 Agoura Rd., Suite 107, Agoura Hills, CA 91301, USA (“Mateon”) and IMPATIENTS N.V., acting under the trade name myTomorrows, a company formed and registered under the laws of The Netherlands, and located at Anthony Fokkerweg 61, 1059 CP, Amsterdam, The Netherlands (“Impatients”).

1.	Agreement Structure. From time to time, Mateon may request that Impatients provide certain Expanded Access Program related activities with respect to the Product on behalf of Mateon (“Services”). This Agreement contains general terms and conditions under which Mateon would engage Impatients and under which Impatients would provide Services.

1.1.	Statements of Work. The Services will be defined in one or more statements of work referencing this Agreement (each, a “Statement of Work”) before any Services are provided. Neither Mateon nor Impatients is obligated to execute any Statement of Work. Once executed, each Statement of Work becomes part of this Agreement, although the terms in a Statement of Work will apply only to Services described in that Statement of Work. A Statement of Work may not change any term in this Agreement.

2.	Definitions. The following terms when used in this Agreement, shall the have meanings set forth in this Section:

2.1.	“Affiliate” means, as to any person or entity, any other person or entity, which controls, is controlled by, or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity only if it owns or controls, directly or indirectly, at least fifty percent (50%) of the equity securities or other ownership interests in the subject entity entitled to vote in the election of directors or with the power to direct or elect management of such subject entity.

2.2.	“Applicable Laws” means any international, US, EU, national, local, regional or provincial laws, regulations, ordinances, regulatory guidance, guidelines or other requirements of the Regulatory Authorities, including but not limited to Directive 2001/83/EC (“Medicinal Products for Human Use Directive”), Commission Directive 2005/28/EC (“GCP Directive”), Regulation (EU) 2016/679 (“GDPR”), the United States Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the OECD Anti-Bribery Convention and any applicable national laws, regulations and guidance, as amended from time to time.

2.3.	“Business Day” means any calendar day other than a Saturday, Sunday or any official holiday in the Netherlands.

2.4.	“Expanded Access Approvals” means the permissions, exemptions, approvals, authorizations and/or waivers required by Regulatory Authorities for medical treatments, not the subject of a Marketing Authorization, to be provided to a pharmacy or wholesale or to be delivered to a physician, as the case may be, in any applicable country in the Territory, to be administered to and/or used by a patient.

2.5.	“Expanded Access Program” or “EAP” means the activities required to enable Expanded access to investigational medical treatments and for the collection and analysis of RWD (as defined below). This includes activities directed to (i) the education of physicians regarding the possibility of Expanded access to investigational medical treatments that are not yet the subject of a Marketing Authorization through named-patient use, hospital exemption or compassionate use, (ii) patient enrollment, (iii) the securing of Expanded Access Approvals, for the use of such treatments, (iv) the collection and analysis of patient level data for research purposes, (v) pharmacovigilance registration and/or (vi) the collection of data, including but not limited to patient-reported outcomes and doctor-reported experiences.

2.6.	“Field” means the treatment of COVID-19 patients with hypoxemic respiratory failure for whom there are no appropriate alternative therapies.

2.7.	“Good Manufacturing Practice” or “GMP” means the current good manufacturing practices applicable from time to time to the manufacturing of a Product or any intermediate thereof pursuant to Applicable Laws.

2.8.	“Marketing Authorization” or “MA” means all approvals from the relevant Regulatory Authority necessary to place a pharmaceutical Product on the market in a country or region.

2.9.	“Manufacturer” means the legal entity that physically manufactures and/or fills and/or finishes and/or labels and/or stockpiles cGMP grade Product.

2.10.	“Product” means the product referred to as TGF-β inhibitor OT-101, that is supplied, ready packed and labelled, quality tested and QP released in accordance with applicable pharmaceutical laws and regulations.

2.11.	“Real World Data” or “RWD” means data relating to patient health status and/or the delivery of health care routinely collected from a variety of sources.

2.12.	“Real World Evidence” or “RWE” means the clinical evidence about the usage and potential benefits or risks of a medical product derived from analysis of RWD.

2.13.	“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council or other entities (e.g., FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated under this Agreement.

2.14.	“Territory” means the United States of America.

3.	Performance of the Services.

3.1.	Provision of Services. Impatients agrees to provide all Services identified in any Statement of Work: (a) within the time specified in the relevant Statement of Work (if applicable); and (b) in accordance with the terms of this Agreement and any Applicable Laws.

3.2.	Subcontracting. Impatients may subcontract the performance of specific obligations of Impatients under a Statement of Work to an Affiliate of Impatients or to a qualified non-affiliate third party, including consultants (collectively “Subcontractors”); provided, that (a) such Subcontractor performs those Services in accordance with the Applicable Laws and in a manner consistent with the terms and conditions of this Agreement; and (b) Impatients remains liable for the performance of such Subcontractor.

3.3.	Audits. Impatients will allow representatives of regulatory agencies, with reasonable advance notice and during normal business hours of Impatients, , to review Impatients’ Records with respect to the Services, except for Records that may not be shared due to Applicable Laws, including but not limited to data privacy laws.

3.4.	Personnel. Subject to the provisions of Section 3.2 of this Agreement, Impatients will engage, and will require its Subcontractors to engage, an appropriate number of employees with the proper education, training and experience (“Impatients Personnel”) to enable the performance of the Services in compliance with the Applicable Laws and this Agreement. Impatients shall ensure that all Impatients Personnel are required to comply with the obligations imposed by this Agreement and with the Applicable Laws.

4.	Regulatory, Quality and Pharmacovigilance.

4.1.	Regulatory.

(i)	Scope. Mateon will be the approve for all content of any communications with Regulatory Authorities and physicians with respect to matters relating to Services, unless specified otherwise (for example when the treating physician obtains expanded access approval directly from the competent authority). With Mateon’s prior approval, Impatients will interact with Regulatory Authorities and/or Ethics Committees / Institutional Review Boards (IRBs) as required by local regulation on Mateon`s behalf. With Mateon’s prior approval, Impatients will also support treating physicians to interact directly with competent authorities. The purpose of this section is to describe how Mateon will maintain control of the content of interactions with Regulatory Authorities and treating physicians and at the same time enable Impatients to manage or execute certain of those interactions on Mateon`s behalf.

(ii)	Impatients will on Mateon’s behalf work with physicians and treatment centers to file applications within the Field for Expanded Access Approvals and shall on Mateon’s behalf communicate with the Regulatory Authorities, to secure Expanded Access Approvals for the Product in the Territory.

(iii)	Impatients will notify Mateon by telephone and email immediately but no later than one (1) Business Day after Impatients receives any communication from any Regulatory Authority relating to the Services and will provide Mateon with copies of such communication. Unless prohibited by the Applicable Laws, Impatients will consult in advance with Mateon regarding the response to any inquiry or observation from any Regulatory Authority relating to the Services and will comply with all requests and comments by Mateon with respect to all communications with any Regulatory Authority relating to the Services.

(iv)	For the avoidance of doubt, Impatients will only use materials and/or information for all communications relating to the Services, including, but not limited, to competent authorities, Regulatory Authorities, or physicians, regardless of whether such materials and information will be communicated in writing or verbally, that have been reviewed and approved by Mateon per Mateon’s internal procedures and policies. Impatients will not make any changes or alteration to these materials and/or information unless approved by Mateon.

(v)	If Impatients receives written or electronic correspondence from any Regulatory Authority relating to the withdrawal, suspension, or revocation of a regulatory approval or Expanded Access Approval for Product in the Field, the prohibition or suspension of the supply of a Product in the Field, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety and quality of a Product in the Field, Impatients shall notify Mateon and provide copies of such written or electronic correspondence within one (1) Business Day.

4.2.	Quality. Mateon shall be responsible for manufacturing and distribution, including, but not limited to, labeling and packaging, testing and QP release, compliant to GMP and GDP regulations and other Applicable Laws. If quality or distribution complaints related to the Product are received by Impatients or Impatients is notified of a temperature excursion related to the Product that occurred during transport to the customer, Impatients shall notify Mateon on the information received without undue delay. In case of a recall related to the Product, Mateon shall be responsible for the execution of the recall and the communication with the competent authorities. If requested by Mateon, Impatients may provide reasonable support for the handling of complaints or the communication of the recall. Any costs incurred by Impatients for support shall be borne by Mateon.

4.3.	Pharmacovigilance. Mateon shall be responsible for the performance of pharmacovigilance obligations with respect to the Product. If potential safety information related to the Expanded Access Program is received by Impatients, Impatients shall instruct the providing HCP to promptly report to Mateon using the SAE report form and notify Mateon on the information received within one (1) Business Day. An ICSR report will be processed in the format required for authority reporting by Mateon (or its specialized third-party service provider).

4.4.	Information. Mateon, at its discretion, will provide Impatients with all relevant information required to provide the Services.

5.	Mutual Representations and Warranties. The parties represent and warrant to each other, as of the Effective Date, as follows:

5.1.	Organization of Parties. Each party is and will remain a corporation or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

5.2.	Enforceability of this Agreement. The execution and delivery of this Agreement by both parties has been authorized by all requisite corporate or company action. This Agreement is and will remain a valid and binding obligation of both parties, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

5.3.	Absence of Other Contractual Restrictions. Parties are under no contractual or other obligation or restriction that is inconsistent with the terms of this Agreement or any Statement of Work, or that would impede the diligent and complete fulfilment of the parties’ obligations hereunder. Parties will not enter into any agreement, either written or oral, that would conflict with parties’ responsibilities under this Agreement or any Statement of Work.

5.4.	Compliance. Each party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws, the terms of this Agreement and the Statements of Work in the performance of its obligations under this Agreement and shall perform its obligations under this Agreement with requisite care, skill and diligence.

5.5.	Conflicts with Rights of Third Parties. The conduct and provision of Services will not violate any patent, trade secret or other proprietary or intellectual property right of any third party.

5.6.	Absence of Debarment. Impatients, its Affiliates, Impatients Personnel, Subcontractors and each of their respective officers and directors, as applicable: (a) have not been debarred or disqualified by any governmental authority or regulatory agency, and are not subject to a pending debarment or disqualification, and will not use in any capacity in connection with Services any person who has been debarred or disqualified or is subject to a pending debarment or disqualification by any governmental or regulatory agency; and (b) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. Impatients will notify Mateon immediately if Impatients, its Affiliates, any Impatients Personnel, any Subcontractor or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Impatients’ knowledge, is threatened.

6.	Compensation.

6.1.	Fees. As full consideration for Services, Mateon will pay Impatients the amounts set forth in the applicable Statement of Work in accordance with the payment schedule set forth in such Statement of Work. Impatients will invoice Mateon for all amounts due in USD. All payments will be made by Mateon within thirty (30) days after its receipt of an invoice.

6.2.	Expenses. Reasonably incurred expenses shall be reimbursed by Mateon.

6.3.	Fair Market Value. Impatients shall comply with all Applicable Laws and industry standards, which govern the marketing and advertising of pharmaceutical products, and Interactions with Healthcare Professionals. Impatients shall include information relating to any payments to a health care professional (“HCP”) or other transfers of value, including any payments through its subcontractors (collectively “HCP Payments”), in its invoices provided to Mateon. If and when applicable, Impatients shall report and demonstrate that all HCP Payments reflect the fair market value of the services provided by the HCPs in its invoices. Impatients will maintain financial records of any HCP Payments in accordance with the requirements of Section 7, including copies of invoices relating to any such HCP Payments. Impatients shall not make any payment or other transfer of value on Mateon’s behalf (including any HCP Payments) that exceed fair market value. Impatients agrees that the compensation being paid under this Agreement and under any Statement of Work constitutes the fair market value of the Services to be provided hereunder. No amounts paid under this Agreement are intended to be for, nor shall they be construed as, an offer or payment made in exchange for any explicit or implicit agreement for, past, present or future purchasing, recommending, leasing or other use of any Mateon or any Mateon Affiliate’s product or service.

7.	Proprietary Rights.

7.1.	Materials. All documentation, information, and biological, chemical or other materials controlled by Mateon and furnished to Impatients by or on behalf of Mateon (collectively, with all associated intellectual property rights, the “Materials”) will remain the exclusive property of Mateon. Impatients will use Materials only as necessary to perform Services.

7.2.	Deliverables.

(i)	Ownership. Mateon will own all rights throughout the world to all inventions, discoveries, improvements, ideas, processes, formulations, products, computer programs, works of authorship, databases, trade secrets, know-how, information, data, documentation, reports, applications, permissions, exemptions, approvals, authorizations and/or waivers, research, creations and all other products and/or materials related to the Product (whether or not patentable or subject to copyright or trade secret protection) (collectively, with all associated intellectual property rights, the “Deliverables”). Impatients will assign and does assign to Mateon all right, title and interest in and to all Deliverables and will promptly disclose to Mateon all Deliverables. For purposes of the copyright laws of the Applicable Laws, Deliverables constitute “works made for hire,” except to the extent such Deliverables cannot by law be “works made for hire”.

(ii)	Impatients Property. Notwithstanding the foregoing, Impatients will retain full ownership rights in and to all templates, programs, methodologies, processes, technologies, know-how and all other materials developed or licensed by Impatients and its Affiliates prior to or apart from performing its obligations under this Agreement (collectively, with all associated intellectual property rights, the “Impatients Property”), regardless of whether such Impatients Property is used in connection with Impatients’ performance of its obligations under this Agreement.

7.3.	Work at Third Party Facilities. Impatients agrees not to accept or use any funds, space, personnel, facilities, equipment or other resources of a third party in performing Services or take any other action that could result in a third party owning or having a right in any Deliverables.

7.4.	Records; Storage. Impatients will maintain all materials, data and documentation obtained or generated by Impatients solely related to the Product and in the course of preparing for and providing Services, including computerized records and files (collectively, the “Records”) as required by the Applicable Laws and in a secure area reasonably protected from fire, theft and destruction. All Records, other than financial records of Impatients, will be the property of Mateon. Impatients will not transfer, deliver or otherwise provide any Records to any party other than Mateon or its Affiliates, without the prior approval of Mateon, unless Impatients is obligated to do so under any Applicable Laws or by court order.

7.5.	Record Retention. All Records will be retained by Impatients for a minimum period of five (5) years following completion of the applicable Statement of Work, or longer if required by the Applicable Laws. Impatients will, at the direction and written request of Mateon, promptly deliver Records to Mateon or its designee, or dispose of the Records, unless the Records are required to be retained by Impatients by Applicable Laws. In no event will Impatients dispose of any Records without first giving Mateon thirty (30) days’ prior written notice of its intent to do so.

8.	Confidentiality and Data Protection.

8.1.	Definition. “Confidential Information” means any and all non-public scientific, technical, financial regulatory or business information, or data in whatever form (written, oral or visual) that is furnished or made available by or on behalf of one party (the “Discloser”) to the other (the “Recipient”) or developed by Impatients in connection with Services. Confidential Information includes (x) Materials, Deliverables, Records, scientific data and medical data insofar as this is permitted by Applicable Laws, investigator brochures, protocols and correspondence with or from institutional review boards and other entities with oversight responsibilities for clinical studies that are the subject of Services, including ethics committees and data safety monitoring committees; (y) development and marketing plans, regulatory and business strategies, financial information, and forecasts; and (z) all information of third parties that a party has an obligation to keep confidential, whether or not, in each case, such materials or information are marked or identified as confidential.

8.2.	Obligations. During the term of this Agreement and for a period of ten (10) years thereafter, Recipient agrees to (a) hold in confidence all Discloser’s Confidential Information, and not disclose Discloser’s Confidential Information except as expressly provided in Section 8.3, without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely to carry out Recipient’s rights or obligations under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to carry out Recipient’s rights or obligations under this Agreement, with all such reproductions being considered Discloser’s Confidential Information.

8.3.	Permitted Disclosures. Recipient may provide Discloser’s Confidential Information to its and its affiliates’ directors, employees, consultants, contractors and agents on a need to know basis and solely as necessary to carry out Recipient’s rights or obligations under this Agreement; provided, that Recipient remains liable for the compliance of such affiliates, directors, employees, consultants, contractors and agents with the terms of this Agreement. Recipient may also disclose Discloser’s Confidential Information to third parties only to the extent such disclosure is required (i) to comply with the Applicable Laws; or (ii) by a governmental authority or by order of a court of competent jurisdiction; provided, that Recipient provides prior written notice of such disclosure to Discloser, takes all reasonable and lawful actions to avoid or minimize the degree of such disclosure, and cooperates reasonably with Discloser in any efforts to seek a protective order.

8.4.	Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(i)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(ii)	is in Recipient’s possession at the time of disclosure other than as a result of Recipient’s breach of any legal obligation;

(iii)	becomes known to Recipient on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(iv)	is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

8.5.	Data Protection.

(a)	Each party may collect, use and store personal data, as this term is defined in the Applicable Laws, relating to its directors, officers, employees, contractors and agents for the purposes of performance of Services in this Agreement. Each party may also provide to the other party such personal data for these purposes. Each party shall ensure its compliance with all Applicable Laws with respect to such personal data. Each party agrees to obtain the necessary consents from its directors, officers, employees, contractors, and agents to the disclosure, collection, use, storage of their personal data to the other party and to the transfer of such personal data outside of the EU where the laws of which may not provide the same level of data protection as do the laws of the EU. Each party shall ensure that its directors, officers, employees, contractors and agents are aware that their personal data will be collected, used and stored for the above-mentioned purposes, that those data may be made available to the other party and transferred outside the EU and that they consent to such collection, use, storage and potential transfer. Additionally, each party agrees to secure all Confidential Information in their control using appropriate security controls that are in alignment with legally mandated controls.

(b)	Mateon shall be the “controller” for any personal data relating to the Services and Impatients shall be the “processor” of this personal data as these terms are defined in Article 4 of the General Data Protection Regulation EU 2016/279 (“GDPR”). Impatients shall process such personal data on behalf of Mateon solely for the purposes of performance of this Agreement and the Services, in accordance with the Applicable Laws and the Data Processing Agreement, which is entered into separately by the Parties.

9.	Indemnification, Insurance and Remedies.

9.1.	Indemnification by Impatients. Impatients will indemnify, defend and hold harmless Mateon, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Mateon Indemnitees”) against any third party claims, including reasonable attorneys’ fees for defending those claims, to the extent such claims arise out of or relate to (a) the performance of Services by any Impatients Indemnitee (as defined in Section 7.2) or any injury or harm to Impatients’ Personnel alleged by such Impatients’ Personnel to have occurred on Mateon’s or its Affiliates’ premises during the course of performance of Services (except to the extent such claims result from Mateon’s breach of this Agreement, breach of the Applicable Laws or a Mateon Indemnitee’s negligence or willful misconduct); (b) any Impatients Indemnitee’s negligence or willful misconduct in performing obligations under this Agreement; or (c) Impatients’ breach of this Agreement or the Applicable Laws.

9.2.	Indemnification by Mateon. Mateon will indemnify, defend and hold harmless Impatients, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Impatients Indemnitees”) against any third party claims, including reasonable attorneys’ fees for defending those claims, to the extent such claims arise out of or relate to (a) the use of the Deliverables by Mateon or its Affiliates (except to the extent such claims result from Impatients’ breach of this Agreement, breach of the Applicable Laws or an Impatient Indemnitee’s negligence or willful misconduct); (b) any Mateon Indemnitee’s negligence or willful misconduct in performing obligations under this Agreement; or (c) Mateon’s breach of this Agreement or the Applicable Laws. Mateon shall further indemnify, defend and hold harmless the Impatients Indemnitees for any third-party claims, suits, demands, judgments, actions, liabilities, (including strict liability and infringement of a third party’s patent rights) expenses (including reasonable attorney’s fees) and damages solely relating to the Product.

9.3.	Indemnification Procedures. Each party must notify the other party within thirty (30) days after receipt of any claims made for which the other party might be liable under Section 9.1 or 9.2, as applicable. The indemnifying party will have the sole right to defend, negotiate, and settle such claims. The indemnified party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist in such defense; provided, however, that the indemnifying party will have final decision-making authority regarding all aspects of the defense of the claim. The indemnified party will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party. Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent.

9.4.	Waiver of Consequential or Punitive Damages/Limitation of Liability. Save as for gross negligence or intentional wrongdoing by a party, neither party, nor any of their respective directors, officers, employees or agents shall have any liability towards the other party, for any indirect or consequential damages claimed by the other party, including but not limited to the loss of opportunity, loss of use, and/or loss of revenue or profit, in connection with or arising out of this Agreement, any Statement of Work or breach thereof.

9.5.	Insurance. During the term of this Agreement and for a period of at least two (2) years after termination or expiration of this Agreement, each party will maintain any and all insurance coverage required by the Applicable Laws and sufficient to cover the other party’s liability that may arise under this Agreement or any Statement of Work. Each party shall on request provide the other party with a Certificate of Insurance evidencing such insurance coverage.

9.6.	Remedies. Each party agrees that (i) the other party may be irreparably injured by a breach of this Agreement; (ii) money damages would not be an adequate remedy for any such breach; and (iii) the other party will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach. The provisions of this Section 9.6 are not exclusive, and each party may seek any other right or remedy that it may have under this Agreement or otherwise.

10.	Term and Termination.

10.1.	Term. This Agreement will become legally effective on the Effective Date and, unless earlier terminated pursuant to the terms hereof, shall continue in full force and effect for an initial period of three (3) (“Initial Term”). This Agreement will automatically extend by subsequent periods of one (1) year each following the end of a term (“Subsequent Term”; Initial Term and Subsequent Term each referred to as a “Term”).

10.2.	Early Termination. Mateon may terminate this Agreement or a Statement of Work at any time upon forty-five (45) days’ prior written notice to Impatients. Impatients may terminate this Agreement or a Statement of Work at any time after the first six months following the Effective Date and upon thirty (30) days’ prior written notice to Mateon.

10.3.	Termination for Breach. Either party may terminate this Agreement or any Statement of Work for material breach of this Agreement or breach of the Applicable Laws if the breaching party fails to cure such breach no later than sixty (60) days after receiving written notice. In the event a party breaches a material obligation under this Agreement or any Statement of Work that cannot be cured (e.g. breach of confidentiality obligations), this Agreement or any Statement of Work may be terminated with immediate effect upon written notice to the breaching party.

10.4.	Effect of Termination. Upon termination of this Agreement or any Statement of Work, as applicable, neither Impatients nor Mateon will have any further obligations, except for the following:

(i)	Impatients will terminate services in progress in accordance with a schedule agreed to by Mateon, unless Mateon specifies in the notice of termination that services in progress should be completed;

(ii)	Impatients will deliver to Mateon all Deliverables, whether completed or not;

(iii)	As directed by Mateon, Impatients will either return to Mateon any Materials and Mateon Records in its possession or control or arrange for their secure destruction;

(iv)	Mateon will pay Impatients for all work performed under an applicable Statement of Work until the moment of termination, pay all outstanding and correct invoices and reimburse incurred expenses as authorized in the applicable Statement of Work;

(v)	Recipient will promptly return to Discloser all of Discloser’s Confidential Information (including all copies) except for one (1) copy which Recipient may retain solely for compliance purposes, subject to confidentiality obligations that survive termination; and

(vi)	Sections 3.1, 3.3, 4, 6, 7, 8, 9, and 10 survive termination or expiration.

11.	Miscellaneous.

11.1.	Independent Contractor. Impatients is an independent contractor and not an agent or employee of Mateon. Impatients will not in any way represent itself to be an agent, employee, partner or joint ventures of or with Mateon, and Impatients has no authority to obligate or bind Mateon by contract or otherwise. Impatients is responsible for, and will withhold and/or pay, all contributions required by the Applicable Laws. No Impatients employees or other Impatients Personnel will be entitled to any benefits applicable to or available to employees of Mateon. Impatients understands and agrees that it is solely responsible for such matters and that it will indemnify Mateon and hold Mateon harmless from all claims and demands in connection with such matters.

11.2.	Publicity. Except to the extent required by the Applicable Laws, Impatients will not make any public statement or release concerning this Agreement or the transactions contemplated by this Agreement or use Mateon’s name or the name of any Affiliate of Mateon in any form of advertising, promotion, or publicity without obtaining the prior written consent of Mateon.

11.3.	Notices. All notices must be in writing and sent to the addresses specified below, or at such other address as a party may specify in writing under this procedure. Notices shall be given (a) by personal delivery, with receipt acknowledged; (b) by prepaid certified or registered mail, return receipt requested; or (c) by prepaid recognized express delivery service. Notices will be effective upon receipt or at a later date stated in the notice. Party addresses for notices are:

To Mateon:	Mateon therapeutics INC. 23397 Agoura Rd., Suite 107 Agoura Hills, CA 91301 United States of America Attn: XX
With a copy to:	XXX

To Impatients:	Impatients N.V. Anthony Fokkerweg 61 1059 CP Amsterdam The Netherlands Attn: Corporate Development, D. Akkaya
With a copy to:	Impatients N.V. Anthony Fokkerweg 61 1059 CP Amsterdam The Netherlands Attn: General Counsel, P.E. de Ridders

11.4.	Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned, or duties delegated (other than explicitly specified) by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party may assign this Agreement, without the written consent of the other party to: (a) an Affiliate; and/or (b) an entity that acquires all or substantially all of the stock, business or assets of such party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise). Any assignment in violation of this clause shall be null and void. Any permitted assignee shall, upon the request of the other party hereto, expressly acknowledge, by written agreement, its assumption of all obligations and liabilities under this Agreement. No assignment, delegation or transfer will relieve either party of the performance of any accrued obligation that such party may then have under this Agreement.

11.5.	Entire Agreement. This Agreement, together with the attached Appendices and any fully-signed Statements of Work, each of which are incorporated into this Agreement, constitute the entire agreement between the parties with respect to the specific subject matter of this Agreement and all prior agreements, oral or written, with respect to such subject matter are superseded.

11.6.	Remedy; Waiver. Exercise by any party of any of its rights under this Agreement shall not be deemed to limit any other right or remedy that such party may have in law or equity. The waiver by either party of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions; nor shall any delay or omission by either party in exercising any right that it may have under this Agreement operate as a waiver of any breach or default by the other party.

11.7.	No Modification. This Agreement (including, but not limited to, any Statement(s) of Work) may be changed only by a writing signed by authorized representatives of each party.

11.8.	Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of the Applicable Laws.

11.9.	Event of Conflict. All terms and conditions of this Agreement will apply to any Statement of Work. In the event of any conflict between the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of this Agreement will take precedence over any Statement of Work; provided, however, that the parties may agree that a specific term of this Agreement shall not apply or shall be modified or amended with respect to a particular Statement of Work (and only with respect to that Statement of Work) by signing a Statement of Work where the parties intend to waive such specific term, for the limited purpose of that particular Statement of Work. No other terms, including, without limitation, any terms or conditions set forth in any document issued by either party, are effective unless accepted by the other party in writing.

11.10.	Governing Law. This Agreement and any disputes arising out of or relating to this Agreement will be governed by, construed and interpreted in accordance with the laws of the Netherlands, without regard to any choice of law principle that would require the application of the law of another jurisdiction. All parties consent to the exclusive jurisdiction of the courts of Amsterdam in the Netherlands and waive any objection to the propriety or convenience of such venues. The parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.

11.11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

MATEON THERAPEUTICS, INC.		IMPATIENTS N.V.
By:	/s/ Vuong Trieu	By:	/s/ Pieter Erik de Ridders
Name:	Vuong Ttrieu	Name:	Pieter Erik de Ridders
Title:	CEO	Title:	General Counsel